AMENDMENT NO. 3

TO THE SUBADVISORY AGREEMENT

This Amendment No. 3 (the “Amendment”), made and entered into as of June 27, 2024, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and William Blair Investment Management, LLC, a Delaware limited liability company (“Subadviser”), dated March 19, 2019, as amended March 22, 2021 and December 15, 2022 (the “Agreement”).

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		William Blair Investment Management, LLC

By:	/s/ David A. Weiss	By:	/s/ Doug Kryscio
	Signature		Signature

Name:	David Weiss	Name:	Doug Kryscio
	Printed		Printed

Title:	Global Head of Multi-Manager Solutions and Assistant Secretary	Title:	Partner

AMENDMENT NO. 3

TO THE SUBADVISORY AGREEMENT

SCHEDULE A

[SCHEDULE LISTING FUND AND FEE RATE OMITTED]